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                                                                  Rule 424(b)(2)
                                            Registration Statement No. 333-32909

PRICING SUPPLEMENT No. D1, Dated October 1, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.

                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE
                                ---------------

        THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized
terms used and not defined herein are used with the meanings specified in the
Prospectus Supplement.
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
[ ] Senior           [x]  Subordinated                          Form:
                                                                [x]  Global                   [ ]  Certificated


Principal Amount: $50,000,000                                   Optional Redemption at the Option of the
                                                                Corporation [x]  Yes  [ ]  No
Agent's Name and DTC Participant                                Initial Redemption Date: October 15, 2001
Number: Lehman Brothers, DTC # 636                              Initial Redemption Percentage: 100%
                                                                Annual Redemption Percentage Reduction:    0%
Issue Price: 100.00%                                            Optional Repayment at the Option of the Holder:
                                                                [ ] Yes [x]  No
Net Proceeds to issuer: $50,000,000                             Optional Repayment Dates:
Agent's Commission, if applicable:  0%                          Optional Repayment Prices
Original Issue Date: October 15, 1997                           Amortizing Note:  [ ] Yes [x]  No
Stated Maturity: October 15, 2012                               Basis or formula for amortization of principal and/or
                                                                interest of Note:
Interest Rate: 7.00% per annum
                                                                Payment dates for amortization:
Interest Payment Dates (if other than as                        [ ]  Each March 15, June 15, September 15 and
 specified in the Prospectus Supplement):                       December 15
 Each 15th day of each month                                    [ ] Each June 15 and December 15
Commencing:   November 15, 1997                                 [ ] Other: Each

Regular Record Dates (if other than as                          Currency Indexed Note: [ ] Yes [x]  No
 specified in the Prospectus Supplement):                       Currency I:
 Each                                                           Currency II:
                                                                Base Exchange Rate:
                                                                Leverage Factor "L":
Optional Interest Reset by Corporation:                         Principal Indexed: [ ] Yes [x]  No
[ ] Yes [x] No                                                  [ ] Principal to increase when Spot Rate exceeds Base
Optional Interest Reset Dates                                   Exchange Rate and decrease when Spot Rate is less than
                                                                Base Exchange Rate.
Original Issue Discount Note: [ ] Yes [x] No                    [ ] Principal to decrease when Spot Rate exceeds Base
Yield to Maturity:                                              Exchange Rate and decrease when Spot Rate is less than
OID for U.S. Federal Income Tax Purposes:                       Base Exchange Rate.
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
Specified Currency (check one; if other than U.S.               Interest Indexed: [ ]  Yes  [x]  No
Dollars, see attached for exchange rate and other               [ ] Interest to increase when Spot Rate exceeds Base
information):                                                   Exchange Rate and decrease when Spot Rate is less than
[x] U.S. Dollars (USD or U.S.$)                                 Base Exchange Rate.
[ ] European Currency Units (ECU)                               [ ] Interest to decrease when Spot Rate exceeds Base
[ ] Australian Dollars (AUD or AUS$)                            Exchange Rate and decrease when Spot Rate is less than
[ ] British Pounds (GBP or UK (Pounds))                         Base Exchange Rate.
[ ] Canadian Dollars (CAD or CAN$)
[ ] German Marks (DEM or DM)
[ ] Italian Lire (ITL or Lire)
[ ] Japanese Yen (JPY or Y)
[ ] Swiss Francs (CHS or SWFr)
[ ] Other
Holder has Option to Elect Payments in Specified                Commodity Indexed Note (if yes, see attached annex for
Currency (if Specified Currency is not U.S. Dollars):           additional information): [ ] Yes [x] No
[ ] Yes [x] No
Authorized Denominations (if other than $1,000 and              Calculation Agent (if other than Bankers Trust
any integral multiple thereof or if Specified Currency is not   Company):
U.S. Dollars): $1,000
Optional Extensions of Stated Maturity by the                   Other Provisions:  The Corporation's option to redeem
Corporation: [ ] Yes [x] No                                     can be exercised on any  April 15 or October 15
Extension Period:                                               commencing on October 15, 2001 with notice as provided
Number of Extension Periods:                                    in the prospectus supplement.
Final Maturity Date:
                                                                Annex Attached [ ] Yes [x] No
                                                                (and incorporated herein by reference)

The aggregate initial offering price of this offering is U.S.$50,000,000 (which, if the securities offered hereby are dominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No.D1. Debt
Securities, including Senior Medium-Term Notes,, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering. an aggregate of
U.S.$149,844,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt
                                                  Securities have been so issued.
                                              *Including other issuances on this date

Type of Sale                    If principal transaction, reoffering at
[ ] Direct by Corporation       [x]   varying prices related to prevailing market prices at the time of resale
[ ]  As Agent                   [ ]   fixed public offering price of ___% of Principal Amount
[x]  As Principal
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